FOR:       WesBanco, Inc.

COMPANY CONTACT:

John Iannone

Senior Vice President, Investor & Public Relations(304) 905-7021

WesBanco, Inc. to Host 2019 Third Quarter Earnings Conference Call and Webcast on Thursday, October 24

Wheeling, WV, October 3, 2019 – WesBanco, Inc. (Nasdaq:WSBC), a diversified, multi-state bank holding company, announced today it will host a conference call at 2:00 p.m. ET on Thursday, October 24, 2019. Todd F. Clossin, President and Chief Executive Officer, and Robert H. Young, Executive Vice President and Chief Financial Officer, will review financial results for the third quarter of 2019. Results for the quarter are expected to be released after the market close on Wednesday, October 23, 2019.

Interested parties can access the live webcast of the conference call through the Investor Relations section of the Company's website, www.wesbanco.com. Participants can also listen to the conference call by dialing 888-347-6607, 855-669-9657 for Canadian callers, or 412-902-4290 for international callers, and asking to be joined into the WesBanco call. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.

A replay of the conference call will be available by dialing 877-344-7529, 855-669-9658 for Canadian callers, or 412-317-0088 for international callers, and providing the access code of 10126803.  The replay will begin at approximately 4:00 p.m. ET on October 24, and end at 12 a.m. ET on November 7. An archive of the webcast will be available for one year on the Investor Relations section of the Company’s website (www.wesbanco.com).

About WesBanco, Inc.

Founded in 1870, WesBanco, Inc. (www.wesbanco.com) is a multi-state, bank holding company with total assets of approximately $12.5 billion (as of June 30, 2019).  WesBanco is a diversified and well-balanced financial services institution, with a community bank at its core, built upon a strong legacy of credit and risk management.  WesBanco has meaningful market share across its key geographies maintained by its commitment to dedicated customer service and solid fee-based businesses. It also provides wealth management services through a century-old trust and wealth management business, with approximately $4.5 billion of assets under management (as of June 30, 2019), and serves as registered investment advisor to a proprietary mutual fund family, the WesMark Funds.  WesBanco's banking subsidiary, WesBanco Bank, Inc., operates 199 financial centers in the states of Indiana, Kentucky, Ohio, Pennsylvania, and West Virginia.  In addition, WesBanco operates an insurance agency, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.